Shareholder Services Agreement – Combined_CFVIT, CFVST II and WAT

AMENDED AND RESTATED SHAREHOLDER SERVICES AGREEMENT

This agreement (the “Agreement”) is made as of April 1, 2025, by and between Columbia Funds Variable Insurance Trust, Columbia Funds Variable Series Trust II and Wanger Advisors Trust (each a “Trust”) acting on behalf of its series all as listed on Schedule A hereto (as the same may from time to time be amended to add or delete one or more series of the Trusts) (each series of a Trust being hereinafter referred to as a “Fund” with respect to that Trust), and Columbia Management Investment Services Corp. (“CMISC”), a Minnesota corporation, and amends and restates each Shareholder Services Agreement dated July 1, 2017 (each, a “Previous Agreement”), by and between the applicable Trust on behalf of each Fund and CMISC. With respect to Wanger Advisors Trust, this agreement replaces the Transfer, Dividend Disbursing and Shareholders’ Servicing Agreement dated as of May 1, 2010 between Wanger Advisors Trust on behalf of each Fund and CMISC. Absent written notification to the contrary by either the applicable Trust or CMISC, each new investment portfolio of each Trust established in the future shall automatically become a “Fund” for all purposes hereunder as if set forth on Schedule A. For the avoidance of doubt, the provisions of this Agreement shall apply separately with respect to each Trust and Fund, as relevant.

WHEREAS, each Trust is a registered investment company;

WHEREAS, Wanger Advisors Trust becomes a party to the Agreement as of the day above written;

WHEREAS, shares of each Fund may be offered to separate accounts funding variable annuity contracts and variable life insurance policies (“Contracts”) issued by participating insurance companies (“Participating Insurance Companies”) as well as qualified pension and retirement plans (“Qualified Plans”) and other qualified institutional investors;

WHEREAS, CMISC and/or its affiliates have entered into agreements (“Service Agreements”) with Participating Insurance Companies, Qualified Plans or their sponsors and other authorized investors (together, “Participating Organizations”) providing for the provision of certain services with respect to the Contracts, Qualified Plans or other owners of Fund shares; and

WHEREAS, each Trust and CMISC wish to amend and restate the Previous Agreement to consolidate the Previous Agreements into a single agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

Appointment. Each Trust hereby appoints CMISC to act as transfer and servicing agent and dividend disbursing agent for the Funds, and CMISC accepts such appointments and will perform the respective duties and functions of such appointments in the manner hereinafter set forth.

Compensation. Each Trust shall pay to CMISC, or to such person(s) as CMISC may from time to time instruct, such compensation (a “Service Fee”) as may from time to time be approved by the Board of Trustees/Directors (the “Board”) of each Trust, all or a portion of which will be paid to Participating Organizations. Schedule B hereto sets forth the compensation arrangements to be effective as of the date of this Agreement, and the treatment of all interest earned with respect to balances in the accounts maintained by CMISC referred to in paragraphs 5, 8, and 9 of this Agreement, net of any charges imposed by the bank(s) at which CMISC maintains such accounts.

Copies of Documents. Each Trust will furnish CMISC with copies of the following documents: the Declaration of Trust of the Trust and all amendments thereto; and the Trust’s registration statement (the “Registration Statement”) as in effect on the date hereof under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and all amendments or supplements thereto hereafter filed. The prospectus(es) and statement(s) of additional information contained in each such Registration Statement, as from time to time amended and supplemented, together are herein collectively referred to as the “Prospectus.”

Lost or Destroyed Certificates. In case of the alleged loss or destruction of any shareholder certificate, no new certificate shall be issued in lieu thereof. CMISC shall cancel such lost or destroyed certificate, and, provided that the purported holder of such lost or destroyed certificate furnishes to CMISC an affidavit of loss of the shares represented by such lost or destroyed certificate in a form satisfactory to CMISC, supported by an appropriate bond satisfactory to CMISC and the applicable Trust and issued by a surety company satisfactory to CMISC, CMISC shall reflect the ownership by such holder of the shares represented by such lost or destroyed certificate in its book entry system.

Receipt of Funds for Investment. CMISC will maintain one or more accounts with its cash management bank into which it will deposit funds payable to CMISC as agent for, or otherwise identified as being for the account of, each Fund, and will promptly thereafter deposit such funds in the Fund’s account with its custodian (the “Custodian”) and notify the Fund of such deposits in writing (which may be in electronic format).

Shareholder Accounts. Upon receipt of any funds referred to in paragraph 5 hereof, CMISC will compute the number of shares purchased by the shareholder according to the net asset value of Fund shares next determined after such receipt; and

in the case of a new shareholder, open and maintain an open account for such shareholder in the name or names set forth in the subscription application form; and send to the shareholder a confirmation indicating the amount of full and fractional shares purchased (in the case of fractional shares, rounded to three decimal places) and the price per share;

all subject to any reasonable instructions which the Fund’s principal underwriter (the “Distributor”) or a Trust may give to CMISC with respect to rejection of orders for shares and in accordance with the Prospectus.

Unpaid Checks. In the event that any check or other order for payment of money on the account of any shareholder or new investor is returned for any reason, CMISC will take such steps, including imposition of a reasonable processing or handling fee on such shareholder or investor, as CMISC may, in CMISC’s discretion, deem appropriate, or as a Trust or the Distributor may instruct CMISC.

Dividends and Distributions. Each Trust will promptly notify CMISC of the declaration of any dividend or distribution with respect to shares of Funds of such Trust, the amount of such dividend or distribution, the date each such dividend or distribution shall be paid, and the record date for determination of shareholders entitled to receive such dividend or distribution. As dividend disbursing agent, CMISC will, on or before the payment date of any such dividend or distribution, notify the Custodian of the estimated amount of cash required to pay such dividend or distribution, and each Trust agrees that on or before the mailing date of such dividend or distribution it will instruct the Custodian to make available to CMISC sufficient funds therefor in a dividend and distribution account maintained by CMISC with the Custodian. As dividend disbursing agent, CMISC will prepare and distribute to shareholders any funds to which they are entitled by reason of any dividend or distribution and, in the case of shareholders entitled to receive additional shares by reason of any such dividend or distribution, CMISC will make or cause to be recorded appropriate credits to their accounts and prepare and mail to shareholders a confirmation statement. CMISC will replace lost or stolen checks issued to a shareholder upon receipt of proper notification and will maintain any stop payment order against the lost or stolen checks, subject to the imposition of a reasonable processing or handling fee on such shareholder, as CMISC may, in CMISC’s discretion, deem appropriate, or as each Trust or the Distributor may instruct CMISC.

Repurchase and Redemptions. CMISC will receive and stamp with the date of receipt all requests delivered to CMISC for repurchase or redemption of shares and CMISC will process such repurchases as agent for the Distributor and such redemptions as agent for each Trust as follows, all in accordance with the terms and procedures set forth in the Fund’s Prospectus:

If such request complies with standards for repurchase or redemption approved from time to time by the Trust, CMISC will, on or prior to the seventh calendar day succeeding the receipt of any such request for repurchase or redemption in good order, pay to the shareholder from funds deposited by the Trust from time to time in a repurchase and redemption account maintained by CMISC with its cash management bank, the appropriate repurchase or redemption price, as the case may be, as set forth in the Prospectus;

If such request does not comply with said standards for repurchase or redemption as approved by the Trust, CMISC will promptly notify the shareholder of such fact, together with the reason therefor, and shall effect such repurchase or redemption at the price in effect at the time of receipt of documents complying with said standards, or, in the case of a repurchase, at such other time as the Distributor, as agent for the Trust, shall so direct; and

CMISC shall notify the Trust and the Distributor as soon as practicable on each business day of the total number of Fund shares covered by requests for repurchase or redemption that were received by CMISC in proper form on the previous business day, such notification to be confirmed in writing.

Exchanges and Transfers. Upon receipt by CMISC of a request to exchange Fund shares held in a shareholder’s account for shares of another Fund, CMISC will verify that the exchange request is made by authorized means and that the requested exchange is in accordance with the applicable Trust’s applicable policies and will process a redemption and corresponding purchase of shares in accordance with such Trust’s redemption and purchase policies and in accordance with the redemption and purchase provisions of this Agreement. Upon receipt by CMISC of a request to transfer Fund shares accompanied by such endorsements, instruments of assignment or evidence of succession as CMISC may require and further accompanied by payment of any applicable transfer taxes, and satisfaction of any conditions contained in the applicable Trust’s Declaration of Trust, By-Laws, and Prospectus, CMISC will record the transfer of ownership of such shares in the appropriate records and will process the transfer in accordance with the Trust’s transfer policies and will open an account for the transferee, if a new shareholder, in accordance with the provisions of this Agreement.

Tax Forms and Reports. CMISC will prepare, file with the Internal Revenue Service and with any other foreign, federal, state or local governmental agency which may require such filing, and, if required, mail to shareholders such forms and reports for reporting dividends and distributions paid by the Funds as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, and CMISC will withhold from distributions to shareholders such sums as are required to be withheld under applicable foreign, federal and state income tax laws, rules and regulations.

Record Keeping. CMISC will maintain records, which at all times will be the property of each Trust and available for inspection by the Trust and Distributor, showing for each shareholder’s account the following:

Name, address and United States taxpayer identification or Social Security number, if provided (or amounts withheld with respect to dividends and distributions on shares if a taxpayer identification or Social Security number if not provided);

Number of shares held and number of shares for which certificates have been issued;

Historical information regarding the account of each shareholder, including dividends and distributions paid, if any, and the date and price for all transactions on a shareholder’s account;

Any stop or restraining order placed against a shareholder’s account;

Information with respect to withholdings of taxes on dividends paid to foreign accounts; and

Any instruction as to record address, and any correspondence or instructions or privileges (such as a telephone exchange privilege), relating to the maintenance of a shareholder’s account.

In addition, CMISC will keep and maintain on behalf of each respective Trust all records which the Trust or CMISC is required to keep and maintain pursuant to any applicable statute, rule or regulation, including without limitation, Rules 17Ad-6 and 17Ad-7 under the Securities

Exchange Act of 1934, and Rule 31(a)-1 under the Investment Company Act of 1940, relating to the maintenance of records in connection with the services to be provided hereunder.

Other Information Furnished. CMISC will furnish to each Trust and the Distributor or to third parties at their direction, such as the Trust’s Blue Sky service provider, such other information, including shareholder lists and statistical information as may be agreed upon from time to time between CMISC and the Trust. CMISC shall notify a Trust of any request or demand to inspect the share records books of the Trust and will act upon the instructions of the Trust as to permitting or refusing such inspection. CMISC will also provide reports pertaining to the services provided under this Agreement as any Trust or its Board may reasonably request.

Shareholder Inquiries. CMISC will respond promptly to written correspondence from shareholders, registered representatives of broker-dealers engaged in selling Fund shares, each Trust and the Distributor relating to its duties hereunder, and such other correspondence or communications as may from time to time be mutually agreed upon between CMISC and each Trust. CMISC also will respond promptly to telephone inquiries from shareholders with respect to existing accounts.

Communications to Shareholders and Meetings. CMISC will determine all shareholders entitled to receive, and will address and mail, all communications by a Trust to its shareholders, including annual and semi-annual reports to shareholders, proxy material for meetings of shareholders, dividend notifications, and other periodic communications to shareholders. CMISC will receive, examine and tabulate returned and completed proxy cards for meetings of shareholders and certify the vote to the applicable Trust.

Other Services. If and as requested by any Trust (and as mutually agreed upon by the parties as to any reasonable out-of-pocket expenses), CMISC shall provide any additional related services, including but not limited to services pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses, and U.S. Treasury Office of Foreign Assets Control and all matters relating to the foregoing.

Investor Services by Participating Organizations. CMISC will enter into Service Agreements with Participating Organizations pursuant to which the Participating Organizations will provide shareholder services (“Investor Services”) to their clients, customers and participants investing directly or indirectly in the Funds (together, “Contract/Plan Owners”). CMISC will implement a program for overseeing the provision of Investor Services by the Participating Organizations and the service fees payable to such Participating Organizations under their Service Agreements, and will report to the Board on such Investor Services at least annually. The service fee paid by CMISC to Participating Organizations is intended to compensate Participating Organizations for providing Investor Services to Contract/Plan Owners pursuant to applicable Service Agreements. The Investor Services provided by Participating Organizations may include, but are not limited to:

(a) Processing purchases, redemptions, exchanges and transfers of units representing interests in Fund shares (“units”), and other permissible legal actions with respect to units, in a timely fashion in accordance with the terms of the governing instruments of the Contract or Qualified Plan or similar instruments;

(b) Disbursing or crediting to Contract/Plan Owners all proceeds of redemptions of units and all dividends and other distributions not reinvested in Fund shares;

(c) Maintaining Contract/Plan Owner accounts;

(d) Mailing regulatory documents including proxies, prospectuses and annual reports to Contract/Plan Owners;

(e) Returning and completing proxy cards for meetings of shareholders in a manner consistent with applicable law;

(f) Confirming Fund share transactions;

(g) Providing an appropriate level of oversight of applicable rules and regulations affecting the units; and

(h) Responding to correspondence, telephone inquiries or other communications from Contract/Plan Owners with respect to investments in a Fund.

Insurance. CMISC will maintain adequate insurance coverage with respect to the services provided under this Agreement, and will not allow such insurance coverage to lapse, without the prior written consent of each Trust.

Service Levels. CMISC agrees to report to the Board of each Trust on the nature and quality of the services it provides to the Funds under this Agreement, as may be requested by the Board from time to time.

Duty of Care and Indemnification. CMISC will at all times use reasonable care and act in good faith in performing its duties hereunder. CMISC will not be liable or responsible for delays or errors by reason of circumstances beyond its control, including without limitation, acts of civil or military authority, national or state emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of transportation, communication or power supply, so long as CMISC maintains comprehensive business continuity plans and procedures pursuant to paragraph 27 hereof.

CMISC may rely on certifications of the Secretary, any Assistant Secretary, the President, any Vice President, the Treasurer or any Assistant Treasurer of a Trust as to proceedings or facts in connection with any action taken by the shareholders or the Board of that Trust, and upon instructions not inconsistent with this Agreement from the President, any Vice President, the Treasurer or any Assistant Treasurer of that Trust. CMISC may seek from counsel for a Trust, at the Trust’s expense, or its own counsel advice whenever it deems it appropriate. With respect to any action reasonably taken on the basis of such certifications or instructions or in accordance with the advice of counsel for a Trust, the Trust will indemnify and hold harmless CMISC from any and all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and expenses), provided that such certifications or instructions are not provided by an employee of CMISC or any affiliate of CMISC.

Each Trust will indemnify CMISC against and hold CMISC harmless from any and all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and expenses) arising out of or in connection with any material breach by a Trust of any provision of this Agreement provided that such claim, demand, action or suit is not the result of CMISC’s bad faith or negligence.

In any case in which a Trust may be asked to indemnify or hold harmless CMISC, CMISC shall advise the Trust of all pertinent facts concerning the situation giving rise to the claim or potential claim for indemnification, and CMISC shall use reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present a claim for indemnification.

Employees. CMISC is responsible for the employment, control and conduct of its agents and employees and for injury or harm to such agents or employees or to others caused by such agents or employees. CMISC assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

AML/CIP. CMISC agrees to use its best efforts to provide anti-money laundering services to each Trust and to operate each Trust’s customer identification program, in each case in accordance with the written procedures developed by CMISC and adopted or approved by the Board of each Trust and with applicable law and regulation. CMISC further agrees to cooperate with any request from examiners or other personnel of U.S. Government agencies having jurisdiction over the applicable Trust for information and records relating to the anti-money laundering procedures or services and consents to inspection by such examiners or other personnel for this purpose.

Termination. This Agreement shall continue indefinitely until terminated by not less than sixty (60) days’ written notice given by the Trust to CMISC or by six (6) months’ written notice given by CMISC to the Trust. Upon termination hereof, the Trust shall pay such compensation as may be due to CMISC as of the date of such termination.

Successors. In the event that in connection with termination of this Agreement a successor to any of CMISC’s duties or responsibilities hereunder is designated by a Trust by written notice to CMISC, CMISC shall promptly, at the expense of the Trust, transfer to such successor a certified list of the shareholders of the Funds (with name, address and taxpayer identification or Social Security number), the historical record of the account of each shareholder and the status thereof, and all other relevant books, records, correspondence and other data established or maintained by CMISC under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which CMISC has maintained the same, the Trust shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from CMISC’s personnel in the establishment of books, records and other data by such successor. CMISC shall be entitled to reasonable compensation and reimbursement of its out-of-pocket expenses in respect of assistance provided in accordance with the preceding sentence, unless such termination resulted from a material breach of this Agreement by CMISC or was caused by CMISC. Also, in the event of the termination of this Agreement, to the extent permitted by the agreements or licenses described below, CMISC shall, if requested by the officers on behalf of the Board of a Trust, use reasonable efforts to assign to the Trust, or its designee, such portion of its rights under any existing agreements to which it is a party and pursuant to which it has a right to have access to data processing capability in connection with the services contemplated by this Agreement and under any licenses to use third-party software in connection with the services contemplated by this Agreement and under any licenses to use third-party software in connection therewith as is applicable to the Trust, and in connection with such assignment shall grant to the assignee an irrevocable right and license or sublicenses, on a non-exclusive basis, to use any software used in connection therewith and, on an exclusive basis, any proprietary rights or interest which it has under such agreements or licenses.

Use of Affiliated Companies and Subcontractors. In connection with the services to be provided directly by CMISC under this Agreement, CMISC may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of the Board of a Trust, make use of (i) its affiliated companies and their directors, trustees, officers and employees and (ii) subcontractors selected by it, with the understanding that there shall be no diminution in the quality or level of services provided to the Trust, and provided that CMISC shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided in this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by CMISC or such parties, except to the extent specifically provided otherwise in this Agreement. The preceding portion of this Section 25 applies to services CMISC has agreed to provide directly under this Agreement; CMISC is authorized to enter into Service Agreements with Participating Organizations, pursuant to which Participating Agreements will provide Investor Services to Contract/Plan Owners.

Confidentiality. CMISC agrees on behalf of itself and its employees to treat confidentially and as proprietary information of each Trust all records and other information relative to the Trust and its prior, present or potential shareholders and not to use such records and information for any purpose other than performance of its responsibilities and duties under this Agreement, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where CMISC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or when so requested by the Trust. Furthermore, CMISC will implement procedures reasonably designed to safeguard information in accordance with the Fund’s privacy policy as adopted by the Board and with applicable laws and regulations.

Compliance. CMISC agrees to comply with all applicable federal, state and local laws and regulations, codes, orders, self-regulatory organization guidelines or regulations, and government rules in the performance of its duties under this Agreement. CMISC agrees to provide each Trust with such certifications, reports and other information, and reasonable access to appropriate personnel and facilities, as the Trust may reasonably request from time to time to assist it in complying with, and monitoring for compliance with, applicable laws, rules and regulations. CMISC will implement, test and maintain comprehensive business continuity plans and procedures as appropriate to provide uninterrupted services to each Trust pursuant to this Agreement. Notwithstanding anything else in this Agreement, CMISC will perform all services covered by the Agreement in a manner so as to conform with the procedures and arrangements described in each Fund’s Prospectus.

Market Timing. CMISC will assist other service providers of each Trust as necessary in the implementation of the Trust’s market timing policy adopted by the Board, as set forth in the Fund’s Prospectus. Furthermore, to the extent applicable, CMISC will carry out its obligations set forth in the Fund’s Compliance Program concerning the implementation and administration of policies and procedures relating to Rule 22c-2 under the 1940 Act.29.

No Third-Party Beneficiaries. For the avoidance of doubt, and without in any way indicating or implying that there are any third-party beneficiaries to the Agreement or any other agreement to which a Trust or any series thereof is a party, no person other than each Trust and CMISC shall be deemed to be a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than each Trust and CMISC (including without limitation any shareholder of any Fund) any direct, indirect, derivative, or other rights against a Trust or CMISC, or (ii) create or give rise to any duty or obligation on the part of CMISC or a Trust (including without limitation any fiduciary or other duty) to any person.

Miscellaneous. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts. Each Trust and CMISC hereby consent to the jurisdiction of a state of federal court situated in the Commonwealth of Massachusetts in connection with any dispute arising hereunder. Any action or dispute between a Trust and CMISC arising out of this Agreement shall be brought exclusively in the state or federal courts in the Commonwealth of Massachusetts. Each Trust and CMISC hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which any such party may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum.

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be amended or modified only by a written document signed by both parties hereto. All provisions regarding indemnification, liability, and limits thereon, and confidentiality shall survive the termination of this Agreement. This Agreement, including the attached Schedules, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and incorporates, merges and supersedes any and all prior understandings and communications, whether written or oral, with respect to such subject matter.

A copy of the Agreement and Declaration of Trust of the Trusts is on file with the Secretary of the Commonwealth of Massachusetts, and CMISC acknowledges that this Agreement is executed on behalf of each Trust by an officer thereof in his or her capacity as an officer thereof and not individually, and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers, employees, agents or shareholders of the Trusts individually, but are binding solely upon the assets and property of the Trusts. CMISC further acknowledges that the assets and liabilities of each Fund that is a series of a Trust are separate and distinct and that the obligations of or arising out of this Agreement with respect to each Fund that is a series of a Trust are binding solely upon the assets or property of such Fund. CMISC also agrees that obligations of or arising out of this Agreement with respect to each Fund that is a series of a Trust shall be several and not joint, in accordance with its proportionate interest hereunder, and agrees not to proceed (by way of claim, set-off or otherwise) against any Fund for the obligations of another Fund.

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Shareholder Service Agreement – CFVIT_CFVST II

IN WITNESS WHEREOF, the parties hereto have caused the forgoing Agreement to be duly executed as of April 1, 2025.

COLUMBIA FUNDS VARIABLE INSURANCE TRUST COLUMBIA FUNDS VARIABLE SERIES TRUST II WANGER ADVISORS TRUST
on behalf of their respective series listed on Schedule A

By:	/s/ Daniel J. Beckman
Name:	Daniel J. Beckman
Title:	President

COLUMBIA MANAGEMENT INVESTMENT SERVICES CORP.

By:	/s/ Veronica Seaman
Name:	Veronica Seaman
Title:	President